NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #: 540-886-0796
DATE: April 28, 2005

FOR IMMEDIATE RELEASE

COMMUNITY FINANCIAL REPORTS RECORD ANNUAL EARNINGS
STAUNTON, VIRGINIA

          Community Financial Corporation (Nasdaq: CFFC), the holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the quarter and fiscal year ended March 31, 2005. For the fourth quarter ended March 31, 2005, Community Financial reported earnings of $943,000 or $0.43 per diluted share, compared to $821,000 or $0.38 per diluted share for the same period last year, a 13.2% increase in diluted earnings per share. The increase in net income for the current quarter compared to the March 31, 2004 quarter was due to an increase in net interest income of approximately $269,000. The March 31, 2004 quarter benefited from a one time rehabilitation tax credit of $204,000 or $.09 diluted earnings per share.

          Earnings for the fiscal year ended March 31, 2005, were $3.8 million or $1.76 per diluted share compared to $3.5 million or $1.63 per diluted share, an 8% increase in diluted earnings per share. The increase in earnings for the fiscal year ended March 31, 2005 is attributable primarily to an increase in net interest income. A gain on the sale of the Bank's former mortgage banking subsidiary and the rehabilitation tax credit increased diluted earnings per share by $.25 for the previous fiscal year. The increase in net interest income is related to increases in the average balance of loans and securities outstanding during the year ended March 31, 2005. Loans outstanding, net of the allowance, at March 31, 2005 totaled $336.8 million, up 20.6% from $279.3 million from the prior year. Securities increased from $38.0 million at March 31, 2004 to $44.4 at March 31, 2005, a 16.8% increase. Deposits totaled $275.4 million at year end, up 5.8% from $260.2 million from the previous year.

          After reviewing the Company's financial position and operating results the Board of Directors approved a quarterly cash dividend of $0.11 per share payable May 25, 2005, to stockholders of record as of the close of business on May 11, 2005. Stockholders' equity totaled $31.3 million at March 31, 2005, representing a book value of $15.03 per share at such date.

          At March 31, 2005 Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona and Virginia Beach. Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

          Finally, the Board of Directors set July 27, 2005 as the date for the Company's annual stockholders' meeting and May 31, 2005 as the record date for stockholder voting at that meeting.

          Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.